Exhibit 35.1
Consumers Energy Company

Annual CERTIFICATE OF COMPLIANCE
Under the
Servicing Agreement, dated as of December 12, 2023

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President, Controller, and Chief Accounting Officer of CONSUMERS ENERGY COMPANY, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of December 12, 2023 (the “Servicing Agreement”) by and between the Servicer and CONSUMERS 2023 SECURITIZATION FUNDING LLC, and further certifies that:
1.    A review of the activities of the Servicer and of its performance under the Servicing Agreement during the year ended December 31, 2025 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.    To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the year ended December 31, 2025.
Executed as of this 10th day of March, 2026.

CONSUMERS ENERGY COMPANY, as Servicer
By:	/s/ Scott B. McIntosh
Name: Scott B. McIntosh
Title: Vice President, Controller and Chief Accounting Officer and senior officer in charge of the servicing function of the Servicer